Exhibit 99.1

The Ensign Group, Inc. Reports Second Quarter 2008 Earnings of $.32 per Diluted Share and Raises 2008 Guidance

Conference Call and Webcast Scheduled for August 7, 2008 at 2:00 pm ET

MISSION VIEJO, California (PR Newswire) – August 6, 2008 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today reported record results for the second quarter of fiscal year 2008.

Second Quarter Highlights Include:

•	Organic revenue was $113.3 million, up 13.0% over the second quarter of 2007; and total revenue was a record $115.3 million, up 15.0% over the prior year;

•	Skilled revenue for the quarter increased 28.5% to $52.5 million, as skilled mix improved 480 basis points to 47.7%;

•	Census climbed, with operational occupancy increasing to 81.0% overall and 81.5% same-store, an increase of 80 basis points in same-store over the second quarter of 2007;

•	EBITDAR improved 9.2% to $17.7 million, compared to $16.2 million in 2007;

•	EBITDA improved 14.3% to $13.8 million, compared to $12.0 million in 2007;

•	Consolidated net income was a record $6.5 million, compared to $5.7 million the year before, an overall improvement of 14.5%; and

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Management raised revenue guidance for the year from the previous range of $454 million to $458 million to $463 million to $467 million, and earnings per share guidance from the previous range of $1.27 to $1.32 to a new range of $1.30 to $1.35.

Operating Results

Commenting on the results, Ensign President and Chief Executive Officer Christopher Christensen said, “Although seasonal factors have historically made the second quarter the most challenging of the year for our company, we are pleased to report that Q2 2008 saw Ensign achieving the highest revenue, earnings and skilled mix we’ve ever posted, making it not only the best second quarter in our history, but our best quarter ever, period.” He noted that this record second quarter performance builds on a record first quarter in 2008, adding, “With this strong start, Ensign is off to an outstanding 2008. We are firmly on track not only to achieve, but to exceed, our previously announced financial and operational goals for the year.”

Year-to-date EBITDAR improved 18.1% to $35.0 million, compared to $29.6 million in the first six months of 2007, with a same-store improvement of 18.0%. Year-to-date EBITDA improved 27.0% to $27.0 million, compared to $21.3 million in the first six months of 2007, with a same-store improvement of 27.9%. A discussion of the company’s use of these non-GAAP financial measures is set forth below, and a reconciliation of net income to EBITDAR and EBITDA appears in the financial data portion of this release. Year-to-date consolidated net income was $12.9 million vs. $9.8 million the year before, an overall improvement of 30.7%. Net cash from operations grew by more than 250% year-to-date, to $24.6 million.

Fully diluted net earnings per share was $0.32 for the quarter, compared to $0.34 per share in the prior year. The second quarter 2008 earnings per share figure takes into account the effects of the November 2007 issuance of 4,000,000 additional shares at Ensign’s initial public offering. It also reflects the effects of a change in the timing of actuarial adjustments for insurance expense, which resulted in a reduction in favorable actuarial adjustments compared to the prior year quarter.

More complete information is contained in the Company’s 10-Q, which was filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

2008 Guidance Update

With the strong performance over the first half of the year, and the recently-announced 3.4% Medicare market basket update which is scheduled to go into effect on October 1, 2008, Ensign has updated revenue guidance for the remainder of fiscal 2008. Management now expects consolidated revenue of $463 million to $467 million for 2008, up from the previous range of $454 million to $458 million, and is increasing guidance for fully diluted net earnings per share for 2008 from the previous range of $1.27 to $1.32 to a new range of $1.30 to $1.35. This guidance is based upon diluted weighted average common shares outstanding of 21,000,000 shares and assumes, among other things, no additional acquisitions or dispositions and a continued stable Medicare and Medicaid reimbursement environment.

Recent Highlights

The company recently opened the newly-completed 32-bed rehabilitation wing at Park Manor Rehabilitation Center, its outstanding skilled nursing and rehabilitation facility in Walla Walla, Washington. The new $3.2 million addition brings the total number of licensed and operating beds at Park Manor to 109, with 10 new private rooms and 11 new semi-private rooms. In conjunction with the addition, the existing facility is being updated and remodeled, and two three-bed wards in the existing building have been reconfigured to more comfortably serve two patients each, for a net gain of 30 new operational beds. With the project’s completion, eight existing beds which had been listed as non-operational during the construction project are back in service as well.

The 14,000 square foot expansion also includes a state-of-the-art outpatient therapy facility for providing physical, speech and occupational therapy to both Park Manor residents and non-resident rehabilitation patients from across the greater TriCities community. The rehab gym, with its indoor in-ground pool and underwater treadmill for aquatic therapy, is complemented by an outdoor therapy garden that offers a wide variety of activities and exercises for rehabilitation patients.

The new wing opened on July 14th, and beds are filling more rapidly than expected. Ensign won the right to build the additional beds in 2006 after successfully navigating Washington’s sometimes-arduous certificate of need process, including several appeals. Ensign subsequently purchased the existing 79-bed skilled nursing facility, which it had operated under lease from a national REIT since 2000, prior to making the capital investment in the addition and accompanying upgrades. Proceeds of Ensign’s recent initial public offering were used to complete the construction. Work continues on renovations and other improvements to the existing physical plant, which are expected to be completed shortly.

Other Developments

On May 1, 2008, the Company acquired a 120-bed skilled nursing facility in Orem, Utah, its first new facility acquisition since going public in 2007. The Company used approximately $2.0 million of its initial public offering proceeds to acquire and assume a favorable long-term lease on the facility.

The Orem facility has expanded and enhanced the company’s overall presence in the Utah market, and is on track to be mildly accretive to earnings in 2008. More importantly, it has provided Ensign with the critical mass necessary to reorganize its Utah/Idaho market into a fully-functioning, standalone portfolio subsidiary known as Milestone Healthcare, Inc. Ensign CEO Christopher Christensen expressed gratitude to the leaders of Ensign portfolio subsidiary Keystone Care, which has been supporting the Utah/Idaho market since Ensign first entered Utah in July 2006. He added, “The advent of Milestone will not only allow us to focus more closely on the largely untapped potential of our Utah/Idaho market, it will also allow our key leadership in Keystone, which covers the state of Texas, to focus more rigorously on operational excellence and growth in that important market as well.” In addition to his regular CEO duties, Mr. Christensen will be temporarily serving as President of Milestone, a role he played for the latter part of 2007 as he oversaw the company’s Flagstone subsidiary on an interim basis. Resources will be deployed from other areas of the company to provide support to Milestone as needed during the interim. The company expects to name a permanent leader for Milestone and complete the transition over the next several months.

In May 2008, the Company exercised its option to purchase the underlying assets of a 130-bed skilled nursing facility in Scottsdale, Arizona that it was already operating under a long-term lease arrangement. The facility was purchased for approximately $5.2 million, which was paid in cash from the Company’s IPO proceeds. A major renovation of the Scottsdale facility was substantially completed in July 2008.

Also in May 2008, the company closed on a contract to purchase the underlying assets of a 106-bed skilled nursing facility in Draper, Utah that it had been operating since mid-2007 under a long-term lease. The facility was purchased for approximately $3.0 million, which was paid in cash from the company’s IPO proceeds. A minor renovation in this facility is underway and is scheduled to be completed in August 2008.

With the Orem, Utah acquisition, the Scottsdale, Arizona purchase option exercise and the Draper, Utah purchase, the Company operates 62 facilities in six Western states, owns 28 of its facilities and operates the other 34 facilities under long-term lease arrangements, with options to purchase eight of those 34 leased facilities.

In April 2008, the Company paid off the existing loan on its facility in Hoquiam, Washington, using approximately $2.0 million of IPO proceeds to deleverage the property. The loan was non-prepayable prior to March, and had been assumed by the Company when the facility was acquired in 2006.

Conference Call

A live webcast will be held on Thursday, August 7, 2008, at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) to discuss Ensign’s first quarter fiscal year 2008 financial results. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. (Pacific Time) on Thursday, August 14, 2008.

About Ensign™

The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients, at 62 facilities located in California, Arizona, Texas, Washington, Utah and Idaho. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “Company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “our” and similar verbiage are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about our business, financial performance, operating results, the industry in which we operate and other future events. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding our growth prospects, future operating and financial performance, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for our services; our ability to acquire, develop, manage or improve facilities, our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review our periodic filings with the Securities and Exchange Commission, including our Form 10-Q, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information

Robert East, Westwicke Partners LLC, (410) 321-9652, bob.east@westwickepartners.com, or Gregory Stapley, Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net

SOURCE: The Ensign Group, Inc.

Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$115,318	$100,269	$229,097	$198,247
Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	92,633	80,154	184,067	161,001
Facility rent—cost of services	3,948	4,178	7,947	8,333
General and administrative expense	4,971	3,898	10,063	7,644
Depreciation and amortization	2,173	1,654	4,163	3,186

Total expenses	103,725	89,884	206,240	180,164
Income from operations	11,593	10,385	22,857	18,083
Other income (expense):
Interest expense	(1,169)	(1,180)	(2,370)	(2,349)
Interest income	372	306	855	698

Other expense, net	(797)	(874)	(1,515)	(1,651)
Income before provision for income taxes	10,796	9,511	21,342	16,432
Provision for income taxes	4,277	3,816	8,489	6,600

Net income	$6,519	$5,695	$12,853	$9,832

Net income per share:
Basic	$0.32	$0.41	$0.63	$0.72

Diluted	$0.32	$0.34	$0.62	$0.58

Weighted average common shares outstanding:
Basic	20,508	13,463	20,502	13,441

Diluted	20,636	16,878	20,637	16,891

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2008	December 31, 2007

Assets
Cash and cash equivalents	$50,934	$51,732
Other current assets	58,666	68,631

Total current assets	109,600	120,363
Property and equipment, net	139,846	124,861
Other assets	26,593	22,165

Total assets	$276,039	$267,389

Liabilities and stockholders’ equity
Current liabilities:
Current liabilities, excluding current maturities of long-term debt	$51,764	$54,401
Current maturities of long-term debt	1,023	2,993

Total current liabilities	52,787	57,394
Long-term debt—less current maturities	60,032	60,577
Other long-term liabilities	21,167	19,741
Total Stockholders’ equity	142,053	129,677

Total liabilities and stockholders’ equity	$276,039	$267,389

Reconciliation of Net Income to EBITDA and EBITDAR
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$6,519	$5,695	$12,853	$9,832
Interest expense, net	797	874	1,515	1,651
Provision for income taxes	4,277	3,816	8,489	6,600
Depreciation and amortization	2,173	1,654	4,163	3,186

EBITDA	13,766	12,039	27,020	21,269
Facility rent—cost of services	3,948	4,178	7,947	8,333

EBITDAR	$17,714	$16,217	$34,967	$29,602

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. EBITDAR consists of EBITDA before facility rent-cost of services. The Company believes that the presentation of EBITDA and EBITDAR provides important supplemental information to management and investors to evaluate the Company’s operating performance. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that these non-GAAP measures provide useful information to investors, the manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Report on Form 10-Q filed today with the SEC. The Form 10-Q is available on the SEC’s website at www.sec.gov or under the “Financial Information” link of the Investor Relations section of Ensign’s website at www.ensigngroup.net.